Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Debt Securities	$19,244,000	$2,478.63

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-180289
PRICING SUPPLEMENT
Dated September 4, 2014
(To Prospectus dated March 22, 2012,
Prospectus Supplement dated March 22, 2012,
Equity Index Underlying Supplement, dated March 22, 2012 and
ETF Underlying Supplement dated March 22, 2012)

HSBC USA Inc.

Buffered Fixed Rate Notes Linked

to the Russell 2000® Index and the

iShares® MSCI EAFE ETF

}	$19,244,000 Buffered Fixed Rate Notes linked to a reference asset consisting of the Russell 2000® Index and the iShares® MSCI EAFE ETF

}	15-month maturity

}	Quarterly coupon payments of 1.25% (5.00% per annum)

}	The return on the notes is linked to the performance of the least performing underlying

}	You will not participate in any appreciation in the value of the Russell 2000® Index or the iShares® MSCI EAFE ETF

}	Protection from the first 15% of any losses in the reference asset, with 1.17647% exposure to each 1% loss of the least performing underlying beyond -15%

}	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Buffered Fixed Rate Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-15 of this pricing supplement.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-7 of this document, page S-3 of the accompanying prospectus supplement, page S-1 of the accompanying Equity Index Underlying Supplement and page S-2 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is $992.40 per security, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page PS-3 and “Risk Factors” beginning on page PS-7 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000.00	$0.50	$999.50
Total	$19,244,000.00	$9,622.00	$19,234,378.00

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.05% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-14 of this pricing supplement.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Buffered Fixed Rate Notes

Linked to the Russell 2000® Index and the iShares® MSCI EAFE ETF

The Notes will have the terms described in this pricing supplement and the accompanying prospectus supplement, prospectus, Equity Index Underlying Supplement and ETF Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, Equity Index Underlying Supplement, or ETF Underlying Supplement, the terms described in this pricing supplement shall control. You should be willing to forgo dividend payments during the term of the Notes and, if the Reference Return of the Least Performing Underlying is negative, lose up to 100% of your principal.

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per Note

Reference Asset:	The Russell 2000® Index (“RTY”) and the iShares® MSCI EAFE ETF (“EFA”) (each, an “Underlying,” and together the “Underlyings”).

Trade Date:	September 4, 2014

Pricing Date:	September 4, 2014

Original Issue Date:	September 9, 2014

Final Valuation Date:	December 4, 2015. The Final Valuation Date is subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” in the relevant accompanying underlying supplement.

Maturity Date:	December 9, 2015. The Maturity Date is subject to postponement as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the relevant accompanying underlying supplement.

Coupon Rate:	1.25% of the $1,000 Principal Amount of Notes payable on each quarterly Coupon Payment Date (5.00% per annum)

Coupon Payment Dates:	December 9, 2014, March 9, 2015, June 9, 2015, September 9, 2015, and December 9, 2015 (the Maturity Date). Each Coupon Payment Date is subject to postponement as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.

Payment at Maturity:	On the Maturity Date, for each $1,000 Principal Amount of the Notes, we will pay you the Final Settlement Value plus the final coupon payment.

Final Settlement Value:

If the Reference Return of the Least Performing Underlying is greater than or equal to the Buffer Level, you will receive a payment on the Maturity Date equal to 100% of the Principal Amount.

If the Reference Return of the Least Performing Underlying is less than the Buffer Level, you will receive a payment on the Maturity Date calculated as follows:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 15%) × Downside Leverage Factor].

For example, if the Reference Return of the Least Performing Underlying is -16%, you will suffer a 1.17647% loss and receive 98.82353% of the Principal Amount. If the Reference Return of the Least Performing Underlying is less than the Buffer Level, you may lose your entire investment, regardless of the performance of the other Underlying.

Downside Leverage Factor:	1.17647

Least Performing Underlying:	The Underlying with the lowest Reference Return.

Reference Return:	The quotient, expressed as a percentage, calculated as follows:

Final Level – Initial Level Initial Level

PS-2

Buffer Level:	-15%

Initial Level:	1,167.214 with respect to the RTY and $66.99 with respect to the EFA, in each case the Official Closing Value of the relevant Underlying on the Pricing Date.

Final Level:	The Official Closing Value of the relevant Underlying on the Final Valuation Date.

Official Closing Value:	With respect to each Underlying, the Official Closing Value on any trading day for such Underlying will be the closing level or closing price, as applicable, of the Underlying as determined by the calculation agent as described under “Payment on the Notes — Official Closing Value” on page PS-5 below.

Form of Notes:	Book-Entry

Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

CUSIP / ISIN:	40433BNK0/US40433BNK07

Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See “Risk Factors — The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

PS-3

GENERAL

This pricing supplement relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012, the Equity Index Underlying Supplement dated March 22, 2012 and the ETF Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, Equity Index Underlying Supplement or ETF Underlying Supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-7 of this pricing supplement, page S-3 of the prospectus supplement, page S-1 of the Equity Index Underlying Supplement and page S-2 of the ETF Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

}	The ETF Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016689/v306692_424b2.htm

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

PS-4

PAYMENT ON THE NOTES

Maturity

On the Maturity Date, for each Note you hold, we will pay you (in addition to the final coupon payment) the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return of the Least Performing Underlying is greater than or equal to the Buffer Level, you will receive a cash payment equal to 100% of the Principal Amount.

If the Reference Return of the Least Performing Underlying is less than the Buffer Level, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying Least Performing Underlying + 15%) × 1.17647%]

For example, if the Reference Return of the Least Performing Underlying is -16%, you will suffer a 1.17647% loss and receive 98.82353% of the Principal Amount. If the Reference Return of the Least Performing Underlying is less than the Buffer Level, you may lose your entire investment.

Coupon Payments

On each Coupon Payment Date, for each $1,000 Principal Amount of Notes, you will be paid the coupon payment of (a) $1,000 multiplied by (b) the Coupon Rate. The expected Coupon Payment Dates are December 9, 2014, March 9, 2015, June 9, 2015, September 9, 2015, and December 9, 2015 (which is also the expected Maturity Date). The Coupon Payment Dates are subject to postponement as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement. For information regarding the record dates applicable to the Coupons paid on the Notes, please see the section entitled “Description of Notes – Interest and Principal Payments – Recipients of Interest Payments” on page S-11 in the accompanying prospectus supplement.

Annual Coupon Rate

The Coupon Rate is 1.25% of the Principal Amount of Notes, payable on each quarterly Coupon Payment Date (5.00% per annum).

Official Closing Value

With respect to each Underlying, the Official Closing Value on any trading day will be determined by the calculation agent based upon the closing level of such index or closing price of such index fund, as applicable, displayed on the following pages on the Bloomberg Professional® service: for RTY page “RTY <INDEX>” and for EFA, “EFA UP <EQUITY>”, and with respect to the EFA, adjusted by the calculation agent as described under “Additional Terms of the Notes – Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement. With respect to any of the foregoing, if the value for the relevant Underlying is not so displayed on such page, the calculation agent may refer to the display on any successor page on the Bloomberg Professional® service or any successor service, as applicable.

Business Day

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Payment When Offices or Settlement Systems Are Closed

If any payment is due on the Notes on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsor and Reference Issuer

With respect to the RTY, the Russell Investment Group is the reference sponsor. With respect to the EFA, iShares, Inc. is the reference issuer.

PS-5

INVESTOR SUITABILITY

The Notes may be suitable for you if:	The Notes may not be suitable for you if:

}     You believe the Reference Return of the Least Performing Underlying will not be below the Buffer Level of -15%.

}     You are willing to make an investment that is exposed to the negative Least Performing Underlying on a 1.17647-to-1 basis for each percentage point that its Reference Return is less than the Buffer Level of -15%.

}     You are willing to invest in the Notes based on the fact that your maximum potential return is the coupon payments being offered with respect to the Notes.

}     You are willing to forgo dividends or other distributions paid on the EFA or on the stocks comprising the RTY or the EFA.

}     You do not seek an investment for which there is an active secondary market.

}     You are willing to hold the Notes to maturity.

}     You do not prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}     You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

}     You believe that the Reference Return of the Least Performing Underlying will be below the Buffer Level of -15%.

}     You are unwilling to make an investment that is exposed to the negative Reference Return of the Least Performing Underlying on a 1.17647-to-1 basis for each percentage point that its Reference Return is less than the Buffer Level of -15%.

}     You are unwilling to invest in the Notes based on the fact that your maximum potential return is the coupon payments being offered with respect to the Notes.

}     You seek an investment that provides a full return of principal.

}     You prefer a product that provides upside participation in one or both Underlyings, as opposed to the coupon payments being offered with respect to your Notes.

}     You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}     You prefer to receive the dividends or other distributions paid on the EFA or on the stocks comprising the RTY or the EFA.

}     You seek an investment for which there will be an active secondary market.

}     You are unable or unwilling to hold the Notes to maturity.

}     You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

PS-6

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-3 in the accompanying prospectus supplement, page S-1 of the Equity Index Underlying Supplement and page S-2 of the ETF Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the stocks comprising any Underlying. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement, the accompanying Equity Index Underlying Supplement and the accompanying ETF Underlying Supplement, including the explanation of risks relating to the Notes described in the following sections:

}	“—Risks Relating to All Note Issuances” in the prospectus supplement;

}	“—General Risks Related to Indices” in the Equity Index Underlying Supplement;

}	“—General Risks Related to Index Funds” in the ETF Underlying Supplement;

}	“—Securities Prices Generally Are Subject to Political, Economic, Financial, and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the ETF Underlying Supplement;

}	“—Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the ETF Underlying Supplement; and

}	“—Even if Our or Our Affiliates’ Securities Are Held by an Index Fund, We or Our Affiliates Will Not Have Any Obligation to Consider Your Interests” in the ETF Underlying Supplement.”

}	You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the Notes may result in a loss.

You will be exposed on a leveraged basis to the decline in the Final Level from the Initial Level beyond the Buffer Level of -15%. If any of the Underlyings declines by more than the Buffer Level, you will lose 1.17647% of your investment for every 1% decline in the Least Performing Underlying beyond the Buffer Level. Accordingly, if the Reference Return of the Least Performing Underlying is less than -15%, your Payment at Maturity will be less than the Principal Amount of your Notes. You may lose up to 100% of your investment at maturity if the Reference Return of the Least Performing Underlying is less than the Buffer Level.

Your return on the Notes is limited to the Principal Amount plus any accrued coupon regardless of any appreciation in the level of the Underlyings.

Unless any Underlying is below the Buffer Level, for each $1,000 Principal Amount of Notes, you will receive $1,000 at maturity plus any unpaid coupon payments, regardless of any appreciation in the level of any Underlying, which may be significant. Under no circumstances, regardless of the extent to which the value of any Underlying appreciates, will your return exceed the total amount of the coupon payments. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in one or both of the Underlyings during the term of the Notes.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. All payments on the Notes depend on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

Since the Notes are linked to the Least Performing Underlying, you will be fully exposed to the risk of fluctuations in the values of each Underlying.

Since the Notes are linked to the Least Performing Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the values of the Underlyings to the same degree for each Underlying. For example, in the case of Notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these

PS-7

Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of any Underlying would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

Changes that affect the Reference Asset may affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsor or reference issuer concerning additions, deletions and substitutions of the constituents comprising each Underlying and the manner in which the reference sponsor or reference issuer takes account of certain changes affecting those constituents included in that Underlying may affect the level of that Underlying. The policies of the reference sponsor or reference issuer with respect to the calculation of the relevant Underlying could also affect the level of that Underlying. The reference sponsor or reference issuer may discontinue or suspend calculation or dissemination of the relevant Underlying. Furthermore, the index sponsor of the index underlying the EFA may suspend calculation or dissemination of that index. . Any such actions could affect the value of the Notes and their return.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes was calculated by us on the Pricing Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately seven months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such

PS-8

reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

The amount payable on the Notes is not linked to the value of any Underlying at any time other than on the Final Valuation Date.

The Final Level of each Underlying will be based on its Official Closing Value on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the value of one or both Underlyings appreciates prior to the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than its Initial Value, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the value of the Underlyings prior to such decrease. Although the actual value of one or both Underlyings on the stated Maturity Date or at other times during the term of the Notes may be higher than its Final Level, the Payment at Maturity will be based solely on the Official Closing Value of each Underlyings on the Final Valuation Date.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Small-capitalization risk.

The RTY tracks companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the RTY may be more volatile than an investment in stocks issued by larger companies. Stock prices of small-capitalization companies may also be more vulnerable than those of larger companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are often less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. These companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and competitive strengths than large-capitalization companies, and are more susceptible to adverse developments related to their products.

Risks associated with non-U.S. companies.

The value of the EFA depends upon the stocks of non-U.S. companies, and thus involve risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the EFA and, as a result, the value of the Notes.

The Notes will not be adjusted for changes in exchange rates.

Although the equity securities held by the EFA are traded in currencies other than U.S. dollars, and the Notes are denominated in U.S. dollars, the amount payable on the Notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S.

PS-9

dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the value of the EFA, and therefore the Notes. The amount we pay in respect of the Notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this pricing supplement.

PS-10

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of any Underlying relative to its Initial Level. We cannot predict the Final Level of any Underlying. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or the return on your Notes. The return on the Notes may be less than the return that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the hypothetical total return at maturity on a $1,000 investment in the Notes for a hypothetical range of performance for the Least Performing Underlying from -100% to +100%. The following results are based on the terms outlined below. The “Hypothetical Total Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the sum of the Final Settlement Value and the five quarterly coupon payments over the term of the Notes to $1,000. The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. The following table and examples are based on the following:

}       Principal Amount:                        $1,000

}       Buffer Level:                                -15%

}       Downside Leverage Factor:         1.17647

}       Coupon Rate:                                1.25% of the $1,000 Principal Amount of Notes (5.00% per annum)

Least Performing Underlying’s Reference Final Return	Hypothetical Final Settlement Value	Coupon Payments Over the Term of the Notes	Total Payment on the Notes	Hypothetical Total Return on the Notes
100.00%	$1,000.00	$62.50	$1,062.50	6.25%
80.00%	$1,000.00	$62.50	$1,062.50	6.25%
60.00%	$1,000.00	$62.50	$1,062.50	6.25%
40.00%	$1,000.00	$62.50	$1,062.50	6.25%
30.00%	$1,000.00	$62.50	$1,062.50	6.25%
20.00%	$1,000.00	$62.50	$1,062.50	6.25%
15.00%	$1,000.00	$62.50	$1,062.50	6.25%
10.00%	$1,000.00	$62.50	$1,062.50	6.25%
5.00%	$1,000.00	$62.50	$1,062.50	6.25%
2.00%	$1,000.00	$62.50	$1,062.50	6.25%
1.00%	$1,000.00	$62.50	$1,062.50	6.25%
0.00%	$1,000.00	$62.50	$1,062.50	6.25%
-1.00%	$1,000.00	$62.50	$1,062.50	6.25%
-2.00%	$1,000.00	$62.50	$1,062.50	6.25%
-5.00%	$1,000.00	$62.50	$1,062.50	6.25%
-10.00%	$1,000.00	$62.50	$1,062.50	6.25%
-15.00%	$1,000.00	$62.50	$1,062.50	6.25%
-20.00%	$941.18	$62.50	$1,003.68	0.37%
-25.00%	$882.35	$62.50	$944.85	-5.52%
-30.00%	$823.53	$62.50	$886.03	-11.40%
-40.00%	$705.88	$62.50	$768.38	-23.16%
-60.00%	$470.59	$62.50	$533.09	-46.69%
-80.00%	$235.29	$62.50	$297.79	-70.22%
-100.00%	$0.00	$62.50	$62.50	-93.75%

PS-11

Hypothetical Examples of the Final Settlement Value

The three examples below set forth a sampling of hypothetical Final Settlement Values based on the following terms:

}       Principal Amount:                        $1,000

}       Buffer Level:                                -15%

}       Downside Leverage Factor:         1.17647

The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the Notes. In addition to the Final Settlement Value, you will be entitled to receive coupon payments quarterly on each Coupon Payment Date.

Example 1: The level of the Least Performing Underlying increases from the Initial Level to the Final Level by 10.00%.

Reference Return:	10.00%
Final Settlement Value:	$1,000.00

Although the Reference Return of the Least Performing Underlying is positive, you will not participate in increases in either Underlying. Since the Reference Return of the Least Performing Underlying is greater than Buffer Level, the Final Settlement Value would be $1,000.00 per $1,000 Principal Amount of Notes.

Example 1 shows that you will receive the return of your principal investment if the Reference Return of the Least Performing Underlying is greater than the Buffer Level, but you will not participate in increases in any Underlying above the Initial Level.

Example 2: The level of the Least Performing Underlying decreases from the Initial Level to the Final Level by -10.00%.

Reference Return:	-10.00%
Final Settlement Value:	$1,000.00

Because the Reference Return of the Least Performing Underlying is less than zero but greater than the Buffer Level, the Final Settlement Value would be $1,000.00 per $1,000 Principal Amount of Notes.

Example 2 shows that you will receive the return of your principal investment if the Reference Return of the Least Performing Underlying is negative but greater than the Buffer Level.

Example 3: The level of the Least Performing Underlying decreases from the Initial Level to the Final Level by -40%.

Reference Return:	-40.00%
Final Settlement Value:	$705.88

Here, the Reference Return of the Least Performing Underlying is -40.00%. Because the Reference Return of the Least Performing Underlying is less than the Buffer Level of -15%, the Final Settlement Value would be $705.88 per $1,000 Principal Amount of Notes calculated as follows

$1,000 + [$1,000 × (Reference Return + 15%) × 1.17647]

= $1,000 + [$1,000 × (-40.00% + 15%) × 1.17647]

= $705.88

Example 3 shows that you will lose 1.17647% of the Principal Amount of your Notes for each percentage point that the Reference Return of the Least Performing Underlying is below -15%. YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT OF YOUR NOTES.

PS-12

INFORMATION RELATING TO THE REFERENCE ASSET

Description of the RTY

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or NASDAQ, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

The top 5 industry groups by market capitalization as of July 31, 2014 were: Financial Services, Technology, Consumer Discretionary, Producer Durables, and Health Care.

For more information about the RTY, see “The Russell 2000® Index” beginning on page S-6 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the monthly historical closing levels from January 1, 2008 through September 4, 2014. The closing level for the RTY on September 4, 2014 was 1,167.214. We obtained the closing levels below from Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg Professional® service.

The historical levels of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the RTY on the Final Valuation Date.

PS-13

Description of the EFA	Historical Performance of the EFA

The EFA seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian, and Far Eastern markets, as measured by the MSCI EAFE® Index, which is the underlying index of the EFA. As of July 31, 2014, the MSCI EAFE Index consisted of the following 21 component country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom.

The following graph sets forth the historical performance of the EFA based on the daily historical closing prices from January 1, 2008 through September 4, 2014. The closing price for the EFA on September 4, 2014 was $66.99. We obtained the closing prices below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

For more information about the EFA, see “The iShares® MSCI EAFE Index Fund” beginning on page S-24 of the accompanying ETF Underlying Supplement.

The historical prices of the EFA should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the EFA on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$79.22	$65.63	$71.90
4/1/2008	6/30/2008	$78.76	$68.06	$68.70
7/1/2008	9/30/2008	$68.39	$52.36	$56.30
10/1/2008	12/31/2008	$56.42	$35.53	$44.87
1/2/2009	3/31/2009	$45.61	$31.56	$37.59
4/1/2009	6/30/2009	$49.18	$37.28	$45.81
7/1/2009	9/30/2009	$56.31	$43.49	$54.70
10/1/2009	12/31/2009	$57.66	$52.42	$55.30
1/4/2010	3/31/2010	$58.00	$49.94	$56.00
4/1/2010	6/30/2010	$58.08	$45.86	$46.51
7/1/2010	9/30/2010	$55.81	$46.45	$54.92
10/1/2010	12/31/2010	$59.50	$53.85	$58.23
1/3/2011	3/31/2011	$61.98	$54.69	$60.09
4/1/2011	6/30/2011	$64.35	$56.71	$60.14
7/1/2011	9/30/2011	$60.86	$46.09	$47.75
10/3/2011	12/30/2011	$55.86	$45.46	$49.53
1/3/2012	3/30/2012	$55.91	$48.99	$54.90
4/2/2012	6/29/2012	$55.68	$46.55	$49.96
7/2/2012	9/28/2012	$55.57	$47.30	$53.00
10/1/2012	12/31/2012	$56.88	$51.63	$56.82
1/2/2013	3/29/2013	$59.99	$56.69	$58.98
4/1/2013	6/28/2013	$64.13	$56.45	$57.38
7/1/2013	9/30/2013	$65.11	$57.02	$63.79
10/1/2013	12/31/2013	$67.36	$62.54	$67.06
1/1/2014	3/31/2014	$68.19	$62.28	$67.17
4/1/2014	6/30/2014	$70.78	$65.69	$68.37
7/1/2014*	9/4/2014*	$69.29	$64.71	$66.99

* This pricing supplement includes information for the third calendar quarter of 2014 for the period from July 1, 2014 through September 4, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2014.

PS-14

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus), the calculation agent will determine (i) the accelerated Payment at Maturity due and payable in the same general manner as described in “Payment at Maturity” in this pricing supplement and (ii) any accrued but unpaid interest payable based upon the Annual Coupon Rate calculated on the basis of a 360-day year consisting of twelve 30-day months. In that case, the scheduled trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Reference Return for each Underlying. If a market disruption event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no market disruption event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Reference Return will be made on such date, irrespective of the existence of a market disruption event with respect to the other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of this pricing supplement, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. will offer the Notes at the price to public set forth on the cover page of this pricing supplement. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.05% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, each Note should be treated as a put option written by you (the “Put Option”) that permits us to “cash settle” the Put Option, and a deposit with us of cash in an amount equal to the Principal Amount of the Note (the “Deposit”) to secure your potential obligation under the Put Option, as described in the prospectus supplement under the heading “U.S. Federal Income Tax Considerations – Certain Equity-Linked Notes – Certain Notes Treated as a Put Option and a Deposit.”  We intend to treat the Notes consistent with this approach, and we intend to treat the Deposits as non-contingent debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat each Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes.  Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the relevant Reference Asset, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the relevant Reference Asset, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the

PS-15

relevant Reference Asset, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the relevant Reference Asset, as the case may be, is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as a Put Option and a Deposit” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). For purposes of dividing the annual Coupon Rate of 5.00% on the Notes among interest on the Deposit and Put Premium, 0.56% constitutes interest on the Deposit and 4.44% constitutes Put Premium.

If the Notes are redeemed prior to maturity, you should recognize the total Put Premium received as short-term capital gain at that time.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of coupon payments on the Notes is uncertain, the entire amount of the coupon payment will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Foreign Account Tax Compliance Act. Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after June 30, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2016. However, the U.S. Treasury Department and the IRS have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the Notes.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

VALIDITY OF THE NOTES

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the Notes offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such Notes will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

PS-16

TABLE OF CONTENTS

You should only rely on the information contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective date.

HSBC USA Inc.

$19,244,000 Buffered Fixed Rate
Notes
Linked to the
Russell 2000® Index and the
iShares® MSCI EAFE ETF

September 4, 2014

PRICING SUPPLEMENT

Pricing Supplement
General	PS-4
Payment on the Notes	PS-5
Investor Suitability	PS-6
Risk Factors	PS-7
Illustrative Examples	PS-11
Information Relating to the Reference Asset	PS-13
Events of Default and Acceleration	PS-15
Supplemental Plan of Distribution (Conflicts of Interest)	PS-15
U.S. Federal Income Tax Considerations	PS-15
Validity of the Notes	PS-16

Equity Index Underlying Supplement
Risk Factors	S-1
The S&P 500® Index	S-6
The S&P 100® Index	S-10
The S&P MidCap 400® Index	S-14
The S&P 500 Low Volatility Index	S-18
The Russell 2000® Index	S-21
The Dow Jones Industrial AverageSM	S-25
The Hang Seng China Enterprises Index®	S-27
The Hang Seng® Index	S-30
The Korea Stock Price Index 200	S-33
MSCI Indices	S-36
The EURO STOXX 50® Index	S-40
The PHLX Housing SectorSM Index	S-42
The TOPIX® Index	S-46
The NASDAQ-100 Index®	S-49
S&P BRIC 40 Index	S-53
The Nikkei 225 Index	S-56
The FTSE™ 100 Index	S-58
Other Components	S-60
Additional Terms of the Notes	S-60
ETF Underlying Supplement
Risk Factors	S-2
Reference Sponsors	S-8
The SPDR® Dow Jones Industrial AverageSM ETF Trust	S-8
The POWERSHARES QQQ TRUSTSM, SERIES 1	S-11
The iShares® MSCI Mexico Investable Market Index Fund	S-15
The iShares® MSCI Brazil Index Fund	S-18
The iShares® MSCI Emerging Markets Index Fund	S-21
The iShares® MSCI EAFE Index Fund	S-24
The SPDR S&P 500 ETF Trust	S-26
The Market Vectors Gold Miners ETF	S-30
The iShares® Dow Jones U.S. Real Estate Index Fund	S-33
The iShares® FTSE China 25 Index Fund	S-36
The iShares® S&P Latin America 40 Index Fund	S-39
The Financial Select Sector SPDR® Fund	S-42
The iShares® Dow Jones Transportation Average Index Fund	S-45
The Energy Select SPDR® Fund	S-47
The Health Care Select SPDR® Fund	S-50
Other Components	S-52
Additional Terms of the Notes	S-52
Prospectus Supplement
Risk Factors	S-3
Risks Relating to Our Business	S-3
Risks Relating to All Note Issuances	S-3
Pricing Supplement	S-7
Description of Notes	S-8
Use of Proceeds and Hedging	S-30
Certain ERISA Considerations	S-30
U.S. Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution (Conflicts of Interest)	S-49

Prospectus
About this Prospectus	1
Risk Factors	1
Where You Can Find More Information	1
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	3
Description of Preferred Stock	15
Description of Warrants	21
Description of Purchase Contracts	25
Description of Units	28
Book-Entry Procedures	30
Limitations on Issuances in Bearer Form	35
U.S. Federal Income Tax Considerations Relating to Debt Securities	35
Plan of Distribution (Conflicts of Interest)	51
Notice to Canadian Investors	53
Notice to EEA Investors	58
Certain ERISA Matters	59
Legal Opinions	60
Experts	60